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                                                                    EXHIBIT 99.1

       FINE.COM INTERNATIONAL CORP. TO ACQUIRE META4 DIGITAL DESIGNS INC.


SEATTLE--(BUSINESS WIRE)--July 30, 1998--fine.com International Corp. (NASDAQ:FDOT), a leading provider of online business solutions which blend new media technologies with strategic marketing principles for large national and international businesses, announced today that they have signed a definitive agreement to acquire, by merger, privately-owned Meta4 Digital Designs Inc.

Meta4 is a full-service, interactive marketing services organization located in New Jersey, and is the online agency of record for General Electric Company. Revenues of Meta4 were approximately $2.3 million in fiscal year 1997. The purchase price has a value of approximately $1.1 million, will be paid in common stock, and is to be accounted for as a pooling of interest transaction. It is expected that the acquisition will close within the next seven days. Initially, Meta4 will operate as a separate, stand-alone subsidiary of fine.com.

"With the Meta4 acquisition we are extending fine.com's scope, reach and client base, both regionally, nationally and internationally," said Dan Fine, chairman and CEO of fine.com. "This acquisition is in step with our strategic plan to aggressively grow the company. We believe in managed growth, and intend to continue to seek other opportunities like Meta4 that will enable us to further brand our service offerings, leverage our international contacts, and provide extended services and strategic consulting to our global clients. The merger also further strengthens our commitment to provide elite personalized service and leadership to our current blue-chip clients and allows us to promote our philosophy of interactive response marketing to the large number of targeted prospects located in the Northeast."

Since 1993, Meta4 has been providing custom Web solution services for its clients, including General Electric Company, Fuji Photo Film U.S.A., Inc., and Japan Airlines Company, Ltd. The acquisition of Meta4 will strengthen fine.com's technology base and new business development capabilities. Meta4 is strategically located in New Jersey to provide leading edge, technology-driven, Web-based business solutions to the Northeast market. This region has a large concentration of Fortune 1000 companies with international operations, and fine.com feels this merger will position them to better serve the Company's target markets.

fine.com International Corp. blends strategic marketing principles with new media technologies that provide electronic commerce, interactive marketing and business process automation solutions to Fortune 1000 companies and market leading enterprises around the world.

For more information on fine.com, please call 206/292-2888, or visit fine.com at http://www.fine.com. Investors can also view the Company's public SEC filings at http://www.sec.gov.

This news release contains certain forward-looking statements that reflect the Company's current views with respect to its business and strategic plans. Words used in this press release, such as "will," "intends," "seek" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements involve risks and uncertainties that could cause actual operations or results to differ materially from those anticipated. Although the Company currently intends to seek other opportunities, which it believes may be comparable to the transaction described, no such transactions have been identified and no assurance can be given that any will materialize. Readers are urged to carefully review and consider the various disclosures made by the Company in its latest 10-KSB and other public filings with the Securities and Exchange Commission. These filings may be accessed at www.sec.gov.